Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-136988 and 333-146583) and Form S-3 (No. 333-141963) under the Securities Act of 1933 of  (i) our report dated March 10, 2008 with respect to the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 and (ii) our report dated March 10, 2008 on the effectiveness of the internal controls over financial reporting of Inter Parfums, Inc. as of December 31, 2007. Each report appears in the December 31, 2007 Annual Report on Form 10-K of Inter Parfums, Inc.

Mazars LLP

New York, New York

March 10, 2008